                                                                     EXHIBIT 2.4



                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN

                           WARRIOR CAPITAL CORPORATION

                                       AND

                     COMMERCIAL BANCSHARES OF ROANOKE, INC.

                                   DATED AS OF

                                  JUNE 19, 1998



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                                TABLE OF CONTENTS

CAPTION                                                                                                        PAGE
- -------                                                                                                        ----
ARTICLE I -- NAME

         1.1      Name............................................................................................1

ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS

         2.1      Applicable Law..................................................................................1
         2.2      Corporate Existence.............................................................................1
         2.3      Articles of Incorporation and Bylaws............................................................2
         2.4      Resulting Corporation's Officers and Board......................................................2
         2.5      Stockholder Approval............................................................................2
         2.6      Further Acts....................................................................................2
         2.7      Effective Date and Closing......................................................................2
         2.8      Subsidiary Bank Merger..........................................................................3

ARTICLE 3 -- CONVERSION OF BANCSHARES STOCK

         3.1      Conversion of Bancshares Stock..................................................................3
         3.2      Surrender of Bancshares Stock...................................................................3
         3.3      Interest .......................................................................................3
         3.4      Dissenting Rights...............................................................................3

ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF WARRIOR

         4.1      Organization....................................................................................4
         4.2      Financial Statements............................................................................4
         4.3      No Conflict with Other Instrument...............................................................5
         4.4      Approval of Agreements..........................................................................5
         4.5      Disclosure......................................................................................5

ARTICLE 5 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCSHARES

         5.1      Organization....................................................................................5
         5.2      Capital Stock...................................................................................6
         5.3      Subsidiaries....................................................................................6
         5.4      Financial Statements; Taxes.....................................................................6
         5.5      Absence of Certain Changes or Events............................................................7

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
         5.6      Title and Related Matters.......................................................................9
         5.7      Commitments.....................................................................................9
         5.8      Charter and Bylaws..............................................................................9
         5.9      Litigation.....................................................................................10
         5.10     Material Contract Defaults.....................................................................10
         5.11     No Conflict with Other Instrument..............................................................10
         5.12     Governmental Authorization.....................................................................10
         5.13     Absence of Regulatory Communications...........................................................10
         5.14     Absence of Material Adverse Change.............................................................11
         5.15     Insurance......................................................................................11
         5.16     Pension and Employee Benefit Plans.............................................................11
         5.17     Buy-Sell Agreement.............................................................................11
         5.18     Brokers........................................................................................11
         5.19     Approval of Agreements.........................................................................11
         5.20     Disclosure.....................................................................................12
         5.21     Environmental Matters..........................................................................12

ARTICLE 6 - ADDITIONAL COVENANTS

         6.1      Additional Covenants of Warrior................................................................12
         6.2      Additional Covenants of Bancshares.............................................................14

ARTICLE 7 - MUTUAL COVENANTS AND AGREEMENTS

         7.1      Best Efforts; Cooperation......................................................................15
         7.2      Press Release..................................................................................16
         7.3      Mutual Disclosure..............................................................................16
         7.4      Access to Properties and Records...............................................................16
         7.5      Notice of Adverse Changes......................................................................16

ARTICLE 8 - CONDITIONS TO OBLIGATIONS OF ALL PARTIES

         8.1      Approval by Shareholders.......................................................................17
         8.2      Regulatory Authority Approval..................................................................17
         8.3      Litigation.....................................................................................17

ARTICLE 9 - CONDITIONS TO OBLIGATIONS OF BANCSHARES

         9.1      Representations, Warranties and Covenants......................................................17
         9.2      Adverse Changes................................................................................18
         9.3      Closing Certificate............................................................................18
         9.4      Legal Opinion..................................................................................18


                                       ii

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
ARTICLE 10 - CONDITIONS TO OBLIGATIONS OF WARRIOR

         10.1     Representations, Warranties and Covenants......................................................19
         10.2     Adverse Changes................................................................................19
         10.3     Closing Certificate............................................................................19
         10.4     Legal Opinion             .....................................................................20

ARTICLE 11 - TERMINATION OF REPRESENTATIONS AND WARRANTIES.......................................................20

ARTICLE 12 - NOTICES.............................................................................................20

ARTICLE 13 - AMENDMENT OR TERMINATION

         13.1     Amendment......................................................................................21
         13.2     Termination....................................................................................21
         13.3     Damages........................................................................................22

ARTICLE 14 - DEFINITIONS

ARTICLE 15 - MISCELLANEOUS

         15.1     Expenses.......................................................................................28
         15.2     Benefit and Assignment.........................................................................28
         15.3     Governing Law..................................................................................28
         15.4     Counterparts...................................................................................28
         15.5     Headings.......................................................................................28
         15.6     Severability...................................................................................29
         15.7     Construction...................................................................................29
         15.8     Return of Information..........................................................................29
         15.9     Equitable Remedies.............................................................................29
         15.10    Attorneys' Fees................................................................................29
         15.11    No Waiver......................................................................................29
         15.12    Remedies Cumulative............................................................................30
         15.13    Entire Contract................................................................................30

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 19th day of June, 1998, by and between COMMERCIAL BANCSHARES OF ROANOKE, INC. ("Bancshares"), a Delaware corporation, and WARRIOR CAPITAL CORPORATION ("Warrior"), an Alabama corporation.

                                   WITNESSETH

         WHEREAS, Bancshares operates as a bank holding company for its wholly owned subsidiary, Commercial Bank of Roanoke (the "Bank") and for its subsidiary Commercial Bancshares Services, Inc., ("Services"), with its principal office in Roanoke, Alabama; and

         WHEREAS, Warrior is a bank holding company with a subsidiary bank in Alabama, The Bank ("Warrior Bank"); and

         WHEREAS, Bancshares wishes to merge with Warrior;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                    ARTICLE 1
                                      NAME

         1.1 NAME. The name of the corporation resulting from the Merger shall be "Warrior Capital Corporation."

                                    ARTICLE 2
                         MERGER -- TERMS AND CONDITIONS

         2.1 APPLICABLE LAW. On the Effective Date, Bancshares shall be merged with and into Warrior (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the ABCA. The offices and facilities of Bancshares and of Warrior shall become the offices and facilities of the Resulting Corporation.

         2.2 CORPORATE EXISTENCE. On the Effective Date the corporate existence of Bancshares and of Warrior shall, as provided in the DGCL, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Bancshares and Warrior. All rights, franchises and interests of Bancshares and Warrior, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed

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or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Bancshares and Warrior, respectively, on the Effective Date.

         2.3 ARTICLES OF INCORPORATION AND BYLAWS. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of Warrior as they exist immediately before the Effective Date.

         2.4 RESULTING CORPORATION'S OFFICERS AND BOARD. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Warrior as of the Effective Date.

         2.5 STOCKHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of Bancshares at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Bancshares as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

         2.6 FURTHER ACTS. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect confirm or record, in the Resulting Corporation, title to and possession of any property or right of Bancshares or Warrior, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Warrior and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Bancshares or Warrior, or otherwise, to take any and all such action.

         2.7 EFFECTIVE DATE AND CLOSING. Subject to the terms of all requirements of Law and the conditions specified in this Agreement the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of Warrior, in Birmingham, Alabama, at 10:00 a.m. on a date specified by Warrior that shall be as soon as reasonably practicable after the later to occur of the Stockholder Meeting or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

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         2.8 SUBSIDIARY BANK MERGER. Warrior and Bancshares anticipate that sometime after the Effective Date the Bank will merge with and into Warrior Bank, Warrior's Subsidiary bank. The exact timing and structure of such merger have not been finalized at this time, and Warrior in its discretion will finalize such timing and structure at a later date. Bancshares will cooperate with Warrior, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger. The Parties agree that the closing of the merger of the Bank with Warrior Bank is not a condition precedent to the Merger.

                                    ARTICLE 3
                         CONVERSION OF BANCSHARES STOCK

         3.1 CONVERSION OF BANCSHARES STOCK.

                  (a) On the Effective Date, each share of common stock of Bancshares outstanding and held of record by Bancshares's shareholders (the "Bancshares Stock"), shall be converted by operation of law and without any action by any holder thereof into the right to receive cash as specified below. Specifically, the total amount of cash to be paid for Bancshares Stock (the "Merger Consideration") shall in the aggregate (and subject to Section 3.4 hereof) equal $6,976,000. Each share of Bancshares Stock shall be entitled to receive an amount of cash equal to the amount obtained by dividing the Merger Consideration by the total number of shares of Bancshares Stock outstanding on the Effective Date.

                  (b) If the Effective Date has not occurred by 5:00 p.m. on October 19, 1998, then the Merger Consideration shall be increased by an amount equal to the total net earnings of Bancshares determined in accordance with GAAP on a consolidated basis, between October 19, 1998, and the Effective Date, inclusive. For this purpose, neither the expenses incurred by Bancshares for audited financial statements of Bancshares to be used by Warrior as part of its registration statements related to other acquisitions nor expenses incurred by Bancshares relating to the Merger shall be charged against earnings.

                  (c) Simultaneously with the execution of this Agreement, Warrior has paid to Bancshares $100,000 in cash. This sum shall be credited to the Merger Consideration but shall not be refundable by Bancshares under any circumstance unless Warrior terminates this Agreement under Section 13.2(b) or
(c) as a result of a material breach of this Agreement by Bancshares.

         3.2 SURRENDER OF BANCSHARES STOCK. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Bancshares Stock who is entitled to receive cash as set forth in Section 3.1 hereof shall be entitled, upon surrender to Warrior of their certificate or certificates representing shares of Bancshares Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as Warrior may reasonably require), to receive in exchange therefor the cash into and for which the shares of Bancshares Stock so surrendered shall have been converted. Until so

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surrendered and exchanged, each such outstanding certificate which, prior to the
Effective Date, represented shares of Bancshares Stock and which is to be converted into cash as set forth in Section 3.1 hereof shall for all purposes evidence the right to receive such cash. Within five days after the Effective Date, Warrior shall mail to each stockholder of Bancshares appropriate documentation and instructions necessary for the surrender of Bancshares certificates and the receipt of the Merger Consideration.

         3.3 INTEREST. No interest shall be paid on the Merger Consideration.

         3.4 DISSENTING RIGHTS. Any shareholder of Bancshares who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the ABCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Bancshares Stock. If after the Effective Date a dissenting shareholder of Bancshares fails to perfect, or effectively withdraws or loses his right to appraisal and payment for his shares of Bancshares Stock, Warrior shall pay and deliver the Merger Consideration to which such holder of shares of Bancshares Stock is entitled under Section 3.1 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Bancshares Stock held by him or her.

                                    ARTICLE 4
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF WARRIOR

         Warrior represents, warrants and covenants to and with Bancshares as follows:

         4.1 ORGANIZATION. Warrior is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. Warrior has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

         4.2 FINANCIAL STATEMENTS. Warrior has delivered to Bancshares copies of the following financial statements of Warrior.

                  (i) Consolidated balance sheets as of December 31, 1996, and December 31, 1997, and as of March 31, 1998;

                  (ii) Consolidated statements of operations for each of the two years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998;

                  (iii) Consolidated statements of cash flows for each of the two years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998; and

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                  (iv) Consolidated statements of changes in shareholders'
equity for the two years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998.

All such financial statements are in all material respects in accordance with the books and records of Warrior and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

         4.3 NO CONFLICT WITH OTHER INSTRUMENT. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Warrior or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of Warrior or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

         4.4 APPROVAL OF AGREEMENT. The board of directors of Warrior has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by Warrior of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Warrior, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of Warrior is not required by applicable Law. Subject to the matters referred to in section 8.2, Warrior has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Warrior has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

         4.5 DISCLOSURE. No representation or warranty, or any statement or certificate furnished or to be furnished to Bancshares by Warrior, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                    ARTICLE 5
                         REPRESENTATIONS, WARRANTIES AND
                             COVENANTS OF BANCSHARES

         Bancshares represents, warrants and covenants to and with Warrior, as follows:

         5.1 ORGANIZATION. Bancshares and Services are each Delaware corporations, and the Bank is an Alabama banking corporation. Each Bancshares Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify

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could, individually, or in the aggregate, have a Material Adverse Effect. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation to the full extent permitted under applicable Law.

         5.2 CAPITAL STOCK. (i) As of June 1, 1998, the authorized capital stock of Bancshares consisted of 600,000 shares of common stock, $.10 par value per share, 200,000 shares of which were issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Bancshares does not have any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

         5.3 SUBSIDIARIES. Bancshares has no direct Subsidiaries other than the Bank and Services and there are no Subsidiaries of the Bank. Bancshares owns all of the issued and outstanding capital stock of the Bank and Services free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of June 1, 1998, there were 260,000 shares of Class A common stock, par value $1.00 per share, authorized of the Bank, 2,000 of which were issued and outstanding and wholly owned by Bancshares, 10,000 shares of Class B common stock par value $1.00 per share authorized of the Bank, 1,400 of which were outstanding and owned as qualifying shares by Bank directors, and 1,000 shares of common stock, par value $.01 per share, authorized by Services, 100 of which were issued and outstanding and wholly owned by Bancshares. No Subsidiary has any arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

         5.4 FINANCIAL STATEMENTS; TAXES. (a) Bancshares has delivered to Warrior copies of the following unaudited financial statements and other financial information of Bancshares:

                  (i) Consolidated statements of financial condition as of December 31, 1996 and 1997;

                  (ii) Consolidated statements of income for each of the two years ended December 31, 1996 and 1997;

                  (iii) Consolidated statements of stockholders' equity for each of the two years ended December 31, 1996, and 1997;

                  (iv) Consolidated statements of cash flows for the two years ended December 31, 1996 and 1997; and

                  (v) Financial information regarding the financial position and operations as of March 31, 1998.

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         All of the foregoing financial statements are in all material respects in accordance with the books and records of Bancshares and present fairly the financial condition of Bancshares as of the respective dates indicated and the results of operations, changes in shareholders' equity, changes in financial position and cash flows for the respective periods indicated. Such financial statements contain and reflect reserves for all material accrued Liabilities and for all reasonably anticipated Losses, including but not limited to appropriate reserves for loan and lease losses.

                  (b) Except as set forth on Schedule 5.4(b), to the Knowledge of Bancshares, all Tax returns required to be filed by or on behalf of Bancshares have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Bancshares, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Bancshares accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Bancshares may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. To the Knowledge of Bancshares, no audit, examination or investigation is presently being conducted or, to the Knowledge of Bancshares, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional Liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Bancshares. Bancshares has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the Knowledge of Bancshares, each Bancshares Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Bancshares Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

         5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Bancshares Company has

                  (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares which may have been issued as director's qualifying shares;

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                  (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any material Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

                  (c) except for expenses incurred as a result of the Merger, paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

                  (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

                  (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

                  (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

                  (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

                  (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

                  (i) except for existing employment agreements with John T. Landers and Rodney Johnston and except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                  (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

                  (k) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

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                  (l) entered into any other material transaction other than in the ordinary course of business; or

                  (m) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

         Between the date hereof and the Effective Date, no Bancshares Company, without the express written approval of Warrior, will do any of the things listed in clauses (a) through (m) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Bancshares Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of Warrior.

         5.6 TITLE AND RELATED MATTERS. To its Knowledge, Bancshares has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of Bancshares, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Bancshares, the material structures and equipment of each Bancshares Company comply in all material respects with the requirements of all applicable Laws.

         5.7 COMMITMENTS. Except as set forth in Schedule 5.7, no Bancshares Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Bancshares Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to Warrior for inspection.

         5.8 CHARTER AND BYLAWS. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Bancshares Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of Warrior.

         5.9 LITIGATION. Except as set forth on Schedule 5.9, there is no Litigation (whether or not purportedly on behalf of Bancshares) pending or, to the Knowledge of Bancshares, threatened against or affecting any Bancshares Company (nor does Bancshares have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Bancshares, and no Bancshares Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Bancshares. To the Knowledge of Bancshares, each Bancshares Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Bancshares.

         5.10 MATERIAL CONTRACT DEFAULTS. Except as disclosed on Schedule 5.10, no Bancshares Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Bancshares, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

         5.11 NO CONFLICT WITH OTHER INSTRUMENT. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Bancshares Company is a party and will not conflict with any provision of the charter or bylaws of any Bancshares Company.

         5.12 GOVERNMENTAL AUTHORIZATION. Each Bancshares Company has all Permits that, to the Knowledge of Bancshares, are or will be legally required to enable any Bancshares Company to conduct its business in all material respects as now conducted by each Bancshares Company.

         5.13 ABSENCE OF REGULATORY COMMUNICATIONS. Except as provided in
Schedule 5.13, no Bancshares Company is subject to, nor has any Bancshares Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

         5.14 ABSENCE OF MATERIAL ADVERSE CHANGE. To the Knowledge of Bancshares, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Bancshares Company.

         5.15 INSURANCE. Each Bancshares Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Bancshares reasonably believes to be adequate for the type of business conducted by such company. No Bancshares Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Bancshares Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Bancshares Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Bancshares Company at all times from the date hereof to the Effective Date.

         5.16 PENSION AND EMPLOYEE BENEFIT PLANS. Schedule 5.16 sets forth all current employee benefit plans of Bancshares. Bancshares plans to file documentation to terminate its pension plan prior to the Effective Date.

         5.17 BUY-SELL AGREEMENT. To the Knowledge of Bancshares, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Bancshares, any similar agreement or any voting agreement or voting trust in respect of any such shares.

         5.18 BROKERS. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Bancshares directly with Warrior and without the intervention of any other Person, either as a result of any act of Bancshares, or otherwise, in such manner as to give rise to any valid claim against Bancshares for a finder's fee, brokerage commission or other like payment.

         5.19 APPROVAL OF AGREEMENTS. The board of directors of Bancshares has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Bancshares of this Agreement. Subject to the matters referred to in section 8.2, Bancshares has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Bancshares in accordance with this Agreement, Bancshares shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

         5.20 DISCLOSURE. No representation or warranty, nor any statement or certificate furnished or to be furnished to Warrior by Bancshares, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

         5.21 ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Bancshares, none of the assets of Bancshares ("assets" being defined for purposes of this section as the real property and tangible personal property owned or leased by any Bancshares Company as of the date of this Agreement and as of the Effective Date) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacturer or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or to the environment, including, without limitation, friable asbestos, petroleum products or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

                  (b) No notice or other communication has been received from any Agency having jurisdiction over any Bancshares Company or to the Knowledge of Bancshares from any other Person, with respect to any alleged violation by any Bancshares Company of any federal, state or local Laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of any Bancshares Company.

                  (c) To the Knowledge of Bancshares, all Hazardous Materials which have been remediated from any assets of any Bancshares Company prior to or during their ownership by Bancshares have been handled in compliance with all applicable Laws.

                                    ARTICLE 6
                              ADDITIONAL COVENANTS

         6.1 ADDITIONAL COVENANTS OF WARRIOR. Warrior covenants to and with Bancshares as follows:

                  (a) Regulatory Filings. No later than 14 calendar days following the date of this Agreement, Warrior shall prepare and file in form reasonably satisfactory to Bancshares and its counsel, an application with the Board of Governors of the Federal Reserve System and with the Alabama State Banking Department (and with such other Agencies as may be required by Law) seeking approval of the Merger. Copies of such filings shall be furnished to Bancshares and its counsel.

                  (b) No Control of Bancshares by Warrior. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Bancshares shall continue to reside solely in Bancshares's officers and board of directors.

                  (c) Employee Benefit Matters. All employees of Bancshares (including its Subsidiaries) who continue as employees of the Resulting Corporation (including its Subsidiaries) after the Merger shall receive service credit for employment at Bancshares prior to the Effective Date for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Resulting Corporation's benefit programs in which such employees shall become eligible to participate on or after the Effective Date, including but not limited to health, retirement, vacation and disability plans. The Resulting Corporation will waive waiting periods and pre-existing conditions limitations under its group health plan (within the meaning of Section 5000(b)(i) of the Internal Revenue Code of 1986, as amended) for those employees of Bancshares who continue as employees of the Resulting Corporation after the Merger and who had coverage under compatible group health plans of Bancshares immediately prior to the Effective Date. The Resulting Corporation shall provide the opportunity for continuation of coverage through COBRA for any former Bancshares employee who participated as or who had a right to elect participation as a COBRA continued under Bancshares' group health plans immediately prior to the Effective Date.

                  (d) Consulting Agreement. Warrior shall enter into a Consulting Agreement with John M. Schuessler, dated the Effective Date, and providing for the following:

                           (i)   The term of such agreement shall be three
years.

                           (ii)  A consulting fee of $2,000 per month shall be
paid to Mr. Schuessler during the term of the Agreement; and

                           (iii) All current insurance policies and other
benefits received by Mr. Schuessler from Bancshares or its Subsidiaries shall be continued, at the expense of the Bank, and Mr. Schuessler shall be entitled to continue at his expense major medical benefits for his wife through the cafeteria plan arrangements currently in effect.

                  (e) Indemnification.

                           (i)   From and after the Effective Date, Warrior
shall indemnify and advance costs and expenses (including reasonable attorneys fees, disbursements and expenses) and hold harmless each present and former director and/or officer of Bancshares or its Subsidiaries determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date to the fullest extent that Bancshares or any of its Subsidiaries would have been permitted under Alabama Law and its Articles of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable Law).

                           (ii)   Any Indemnified Party wishing to claim
indemnification under this Section 6.1(e) shall notify Warrior within forty-five
(45) days after the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve Warrior of any Liability it may have to such Indemnified Party if such failure does not materially prejudice Warrior. In the event of any claim (whether arising before or after the Effective Date),
(i) Warrior shall have the right to assume the defense thereof, and Warrior shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Warrior elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Warrior and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Warrior shall pay the reasonable fees and expense of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Warrior shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Warrior shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with respect to any Indemnified Party is unenforceable against Warrior, then Warrior and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                           (iii)  For a period of six (6) years after the
Effective Date, Warrior shall maintain in effect the current policies for directors and officer liability insurance maintained by Bancshares (provided that Warrior may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Date.

                           (iv)   If Warrior or any of its successors and
assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Warrior and its Subsidiaries shall assume the obligations set forth in this section.

                           (v)    The provisions of this Section 6.1(e) are
intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

         6.2 ADDITIONAL COVENANTS OF BANCSHARES. Bancshares covenants to and with Warrior as follows:

                  (a) Operations. Bancshares will conduct its business and the business of each Bancshares Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Bancshares Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Bancshares permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

                  (b) Stockholders Meeting; Best Efforts. Bancshares will cooperate with Warrior in the preparation of any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the date hereof, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

                  (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Bancshares Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Bancshares Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Bancshares' Board of Directors as advised in writing by counsel to such Board of Directors, no Bancshares Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Bancshares Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Bancshares may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Bancshares shall promptly notify Warrior orally and in writing in the event that any Bancshares Company receives any inquiry or proposal relating to any such Acquisition Proposal. Bancshares shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Warrior conducted heretofore with respect to any of the foregoing.

                  (d) Financial Statements and Monthly Status Reports. Bancshares shall furnish to Warrior as soon as practicable, copies of all financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Bancshares may file with any Agency; and with reasonable promptness, such additional financial data as Warrior may reasonably request.

                                    ARTICLE 7
                         MUTUAL COVENANTS AND AGREEMENTS

         7.1 BEST EFFORTS, COOPERATION. Subject to the terms and conditions herein provided, Warrior and Bancshares each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

         7.2 PRESS RELEASE. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

         7.3 MUTUAL DISCLOSURE. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, applications, reports to Agencies, quarterly or special reports to shareholders, Tax returns, registration statements relating to the issuance of securities and similar documents.

         7.4 ACCESS TO PROPERTIES AND RECORDS. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

         7.5 NOTICE OF ADVERSE CHANGES. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                    ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

         The obligations of Warrior and Bancshares to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

         8.1 APPROVAL BY SHAREHOLDERS. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Bancshares as is required by applicable Law and Bancshares's articles of incorporation and bylaws.

         8.2 REGULATORY AUTHORITY APPROVAL. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to Warrior and Bancshares, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, and
(ii) satisfying all other requirements prescribed by Law.

                  (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

         8.3 LITIGATION. There shall be no pending or threatened material Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

                                    ARTICLE 9
                     CONDITIONS TO OBLIGATIONS OF BANCSHARES

         The obligations of Bancshares to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Bancshares may waive such conditions in writing:

         9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of Bancshares, all representations and warranties of Warrior contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and Warrior shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

         9.2 ADVERSE CHANGES. There shall have been no changes after the date of the most recent balance sheet provided under section 4.2(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of Warrior which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Warrior which would impair the rights of Bancshares or its shareholders pursuant to this Agreement.

         9.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, Bancshares shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of Warrior dated as of the Closing certifying that:

                  (a) the Board of Directors of Warrior has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

                  (b) each person executing this Agreement on behalf of Warrior is an officer of Warrior holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

                  (c) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting Warrior or the business, prospects, condition (financial or otherwise), or Assets of Warrior which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

                  (d) to such persons' knowledge, the Proxy Statement delivered to Bancshares's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Bancshares for inclusion in such Proxy Statement); and

                  (e) the conditions set forth in this Article 9 insofar as they relate to Warrior have been satisfied.

         9.4 LEGAL OPINION. Bancshares shall receive an opinion of legal counsel for Warrior, Haskell Slaughter & Young, L.L.C., substantially in the form attached hereto as Exhibit 1. In addition, such counsel may rely on representations and certificates of officers and directors of Warrior and certificates of public officials, and such opinion shall be subject to reasonable and customary qualifications.

                                   ARTICLE 10
                      CONDITIONS TO OBLIGATIONS OF WARRIOR

         The obligations of Warrior to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as Warrior may waive such conditions in writing:

         10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of Warrior, all representations and warranties of Bancshares contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Bancshares shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

         10.2 ADVERSE CHANGES. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Bancshares which constitute a Material Adverse Effect, nor shall there have been any material changes in the laws governing the business of Bancshares which would impair Warrior's rights pursuant to this Agreement.

         10.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, Warrior shall have received a certificate from Bancshares executed by the President or Vice President and from the Secretary or Assistant Secretary of Bancshares dated as of the Closing certifying that:

                  (a) the Board of Directors of Bancshares has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

                  (b) the shareholders of Bancshares have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

                  (c) each person executing this Agreement on behalf of Bancshares is an officer of Bancshares holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

                  (d) the articles of incorporation and bylaws of each Bancshares Company referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

                  (e) to such persons' knowledge, the Proxy Statement delivered to Bancshares's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Bancshares for inclusion in such Proxy Statement); and

                  (f) the conditions set forth in this Article 10 insofar as they relate to Bancshares have been satisfied.

         10.4 LEGAL OPINION. Warrior shall receive an opinion of Bancshares' legal counsel, Balch & Bingham LLP, substantially in the form attached as
Exhibit 2. In addition, such counsel may rely on representations and certificates of officers and directors of Bancshares' and certificates of public officials and such opinion may be subject to reasonable and customary qualifications.

                                   ARTICLE 11
                  TERMINATION OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and sections 7.2, 13.3, 3.1(c), Article 11,
Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

                                   ARTICLE 12
                                     NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

                  (a) If to Bancshares to: John M. Schuessler, The Commercial Bank of Roanoke, 548 Main Street, Roanoke, Alabama 36274-1435, facsimile 334/863-4151, Extension 116, with copies to Michael D. Waters, Balch & Bingham LLP, Post Office Box 78, Montgomery, Alabama 36101-0078, facsimile 334/269-3115, or as may otherwise be specified by Bancshares in writing to Warrior.

                  (b) If to Warrior, to James A. Taylor, Sr., Warrior Capital Corporation, 17 North 20th Street, Birmingham, Alabama 35203, facsimile 205/324-8060, with a copy to James A. Taylor, Jr., at the same address and facsimile or as may otherwise be specified in writing by Warrior to Bancshares.

                                   ARTICLE 13
                            AMENDMENT OR TERMINATION

         13.1 AMENDMENT. This Agreement may be amended by the mutual consent of Warrior and Bancshares before or after approval of the transactions contemplated herein by the shareholders of Bancshares.

         13.2 TERMINATION. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Bancshares, as follows:

                  (a) by the mutual written consent of the respective boards of directors of Bancshares and Warrior;

                  (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of Warrior and section 9.1 of this Agreement in the case of Bancshares;

                  (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Bancshares or Article 10 as to Warrior shall not have been satisfied in full; or

                  (d) at any time by the board of directors of Bancshares if the Effective Date has not occurred by 5:00 p.m. on October 19, 1998, notwithstanding the provisions of Section 3.1(b), provided that Bancshares is not then in material breach of this Agreement which gives Warrior the right to terminate this Agreement under Section 13.2(b) or (c) hereof..

         13.3 DAMAGES. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect, except as provided in
Article 11, and except that Bancshares and Warrior shall be liable for damages for any wilful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14
                                   DEFINITIONS

         (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquisition Proposal       Shall mean, with respect to a Party, any
                           tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                  Shall mean this Agreement and Plan of Merger and the
                           Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bancshares                 Commercial Bancshares of Roanoke, Inc., a Delaware
                           corporation.

Bancshares                 Company Shall mean Bancshares, the Bank, any
                           Subsidiary of Bancshares or the Bank, or any person or entity acquired as a Subsidiary of Bancshares or the Bank in the future and owned by Bancshares or the Bank at the Effective Date.

Bancshares Stock           Shares of common stock, par value $.10 per share, of
                           Bancshares.

Bank The Commercial Bank of Roanoke, an Alabama banking corporation.

Closing The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract Order or Permit.

DGCL                       Delaware General Corporation Law.

Effective Date             Means the date and time at which the Merger becomes
                           effective as defined in section 2.7 hereof.

ERISA The Employee Retirement Income Security Act of 1974, as amended.

Exhibits 1 through 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

GAAP Means generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Hazardous Materials        Means those materials defined in section 5.21 hereof.

Incidental Quantities      Means those items defined in section 5.21 hereof.

Knowledge                  Means the actual knowledge of the Chairman,
                           President, Chief Financial Officer, Chief Accounting
                           Officer, Chief Credit Officer, General Counsel or any
                           Senior or Executive Vice President of Warrior, in the case of knowledge of Warrior, or of Bancshares and the Bank, in the case of knowledge of Bancshares.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability                  Any direct or indirect, primary or secondary,
                           liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation                 Any action, arbitration, complaint, criminal
                           prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding but shall not include regular, periodic examinations of depository institutions and their Affiliates by regulatory authorities, relating to or affecting a Party, its business, its Assets
                           (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets
                           (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect    On a Party shall mean an event, change or occurrence
                           which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger The merger of Bancshares with Warrior as contemplated in this Agreement.

Merger Consideration The distribution of cash for Bancshares Stock as provided in section 3.1(a) hereof.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Shall mean Bancshares or Warrior, and "Parties" shall mean both Bancshares and Warrior.

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement The proxy statement used by Bancshares to solicit the approval of its stockholders of the Merger contemplated by this Agreement.

Resulting Corporation      Warrior, as the surviving corporation resulting from
                           the Merger.

Services Commercial Bancshares Services, Inc., an Alabama corporation, and Subsidiary of Bancshares.

Stockholders Meeting       The special meeting of stockholders of Bancshares
                           called to approve the transactions contemplated by this Agreement.

Subsidiaries               Shall mean all those corporations, banks,
                           associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent;
                           provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes               Means any federal, state, county, local, foreign, and
                           other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Warrior                    Warrior shall mean Warrior Capital Corporation, an
                           Alabama corporation.

Warrior Bank               The Bank, an Alabama banking corporation and
                           Subsidiary of Warrior.

1933 Act                   The Securities Act of 1933, as amended.

1934 Act                   The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.1 EXPENSES. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that if the Merger is not closed, Warrior shall reimburse Bancshares for expenses incurred in the preparation of audited financial statements of Bancshares to be used by Warrior as part of its registration statements related to other acquisitions by Warrior.

         (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         15.2 BENEFIT AND ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. It is contemplated that Warrior will enter into an agreement of merger with The Banc Corporation, a Delaware corporation, and that The Banc Corporation will become subject to, and be bound by, Warrior's obligations under this Agreement.

         15.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

         15.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

         15.5 HEADINGS. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

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



         15.6 SEVERABILITY. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

         15.7 CONSTRUCTION. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

         15.8 RETURN OF INFORMATION. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

         15.9 EQUITABLE REMEDIES. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

         15.10 ATTORNEYS' FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

         15.11 NO WAIVER. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

         15.12 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

         15.13 ENTIRE CONTRACT. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

         IN WITNESS WHEREOF, Bancshares and Warrior have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                   COMMERCIAL BANCSHARES OF
                                          ROANOKE, INC.

By:                                       By:
   ---------------------------               ----------------------------------
   Its:                                      Its:
       -----------------------                   ------------------------------

(CORPORATE SEAL)

ATTEST:                                   WARRIOR CAPITAL CORPORATION

By:                                       By:
   ---------------------------               ----------------------------------
   Its:                                      Its:
       -----------------------                   ------------------------------

(CORPORATE SEAL)

                                       30